Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION
OF
HAWKEYE DIGITAL, INC.

Hawkeye Digital, Inc., formerly known as Hawkeye Systems, Inc. a corporation incorporated under the laws of the State of Nevada on May 15, 2018 (the “Corporation”), hereby amends and restates its Articles of Incorporation (these “Articles”), to embody in one document its original articles and the subsequent amendments thereto and to change the name of the Corporation from Hawkeye Systems, Inc. to Hawkeye Digital, Inc.

The amendment and restatement of these Articles and the name change were approved and adopted by the board of directors (the “Board”) of the Corporation on June 17, 2026. Upon the recommendation of the Board, the stockholders of the Corporation holding a majority of the voting power approved and adopted the amendment and restatement of these Articles and the name change on June 17, 2026. An aggregate of 242,017,296 shares of common stock, representing 90.97% of the Corporation’s outstanding common stock, were voted for adoption of these Articles. As a result, these Articles were authorized and adopted in accordance with the Nevada Revised Statutes (defined below).

The undersigned officer of the Corporation hereby certifies as follows:

FIRST: The name of the Corporation is Hawkeye Digital, Inc. The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Nevada on the 15th day of May 2018.

SECOND: These Articles are being filed with the Nevada Secretary of State in accordance with Sections 78.390 and 78.403 of the NRS.

THIRD: The Corporation’s Articles of Incorporation, including all amendments thereto, are amended and restated to read as follows:

ARTICLE I
name

The name of the Corporation is Hawkeye Digital, Inc. (the “Corporation”).

ARTICLE II
registered office and registered agent

The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada. The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

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ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under Nevada Revised Statutes (as amended from time to time and including any successor provisions, the “NRS”) Chapter 78.

ARTICLE IV
CAPITAL STOCK

Section 4.1.        Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 10,050,000,000 shares, divided into two classes as follows: (i) 10,000,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and (ii) 50,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the stockholders of the Corporation entitled to vote thereon, and no vote of the holders of any class or series of Common Stock or Preferred Stock, voting separately as a class, shall be required therefor (and any such right otherwise provided under NRS 78.2055(3), NRS 78.207(3) or NRS 78.390 is hereby specifically denied), unless a vote of any such holders is expressly required pursuant to these Articles (as the same may be amended and/or restated from time to time, and including any Certificate(s) of Designation (as defined below) relating to any series of Preferred Stock).

Section 4.2.         Preferred Stock.

(A)       Designation of Series of Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the authorized but undesignated and unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Nevada Secretary of State a certificate of designation with respect thereto (each, a “Certificate of Designation”). The powers, preferences and relative, participating, optional and other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B)       Voting Rights of Preferred Stock. Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by these Articles.

Section 4.3.         Voting Rights of Common Stock.

(A)       Common Stock. Each holder of record of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally or holders of Common Stock as a separate class or series are entitled to vote (whether voting separately as a class or series, or together with any other class(es) or series of the Corporation’s capital stock); provided that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to these Articles that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Articles or pursuant to the NRS.

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(B)       No Cumulative Voting. No holder of shares of Common Stock shall have the right to cumulate votes.

Section 4.4.       Dividends and Other Distributions. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of the Corporation and except as otherwise provided by these Articles or the NRS, dividends and other distributions may be declared and paid ratably on the Common Stock out of the funds of the Corporation that are legally available for this purpose at such times and in such amounts as the Board in its discretion shall determine.

Section 4.5.       Special Provision re Distributions. Notwithstanding anything to the contrary in these Articles or the Bylaws (as defined below), the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

Section 4.6.       Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up of the Corporation, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by each such stockholder.

ARTICLE V
AMENDMENTS TO bylaws

In furtherance and not in limitation of the powers conferred by the NRS, the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Nevada or these Articles. In addition, the Bylaws may be amended or repealed in any respect, and new bylaws may be adopted, in each case by the affirmative vote of the holders of at least two-thirds (66-2/3%) of the outstanding voting power of the Corporation, voting together as a single class.

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ARTICLE VI
board of directors

Section 6.1.       Number of Directors; Classified Board.

(A) Except as otherwise provided in these Articles or the NRS, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The total number of directors constituting the Board shall be determined from time to time exclusively by resolution adopted by the Board in the manner set forth in the Bylaws, except as otherwise provided for or fixed pursuant to the provisions of any Certificate of Designation and this Article VI.

(B) The directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of these Articles) shall be and are divided into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). Each class shall consist, as nearly as may be possible, of one third of the whole Board. The initial Class I director of the Corporation shall be Corby Marshall; the initial Class II directors of the Corporation shall be Sim Farar and Nathan Bradley Fleisher; and the initial Class III directors of the Corporation shall be Martin Sumichrast and Ralph Olson. The mailing address of each person who is to serve initially as a director is c/o Hawkeye Digital, Inc., 350 Lincoln Road, 2nd Floor, Miami Beach, Florida 33139. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the effective time of the filing of these Articles with the Nevada Secretary of State (the “Effective Time”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Effective Time, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders following the Effective Time, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. In case of any increase or decrease, from time to time, in the number of directors in each class shall be apportioned as nearly equal as possible (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of these Articles).

Section 6.2.       Vacancies. Subject to any rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly created directorship on the Board that results from an increase in the authorized number of directors and any vacancy occurring on the Board (whether resulting from death, resignation, retirement, disqualification, removal, change in the total authorized number of directors constituting the Board, or other cause) shall be filled only by the affirmative vote of a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Stock voting separately as a series or together with one or more series, as the case may be) or by a sole remaining director, in either case even if less than a quorum. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and when his or her successor shall be elected or appointed and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. Subject to the rights, if any, of the holders of any series of preferred stock to elect directors, when the number of directors is increased or decreased, the Board shall, subject to Section 6.1 hereof, determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director.

Section 6.3.       Removal. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of at least two-thirds (66-2/3%) of the voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

Section 6.4.        Rights of Holders of Preferred Stock. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of these Articles applicable thereto. Notwithstanding Section 6.1, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1, and the total number of directors constituting the Board shall be automatically adjusted accordingly.

Section 6.5.       Election and Term. Except as otherwise provided in these Articles or the Bylaws, including Section 6.1 hereof, or in any Certificate of Designation with respect to any series of Preferred Stock, directors of the Corporation shall be elected at each annual meeting of the stockholders and shall serve until the next annual meeting of the stockholders and when their successors are duly elected or appointed and qualified, or until their earlier death, resignation, retirement, disqualification or removal. The election of directors need not be by written ballot unless the Bylaws shall so provide.

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ARTICLE VII
MEETINGS OF STOCKHOLDERS; WRITTEN CONSENT

Section 7.1.       Special Meetings. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chair of the Board or the President of the Corporation. Other than as provided in this Article VII, special meetings of the stockholders of the Corporation may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 7.2.       Advance Notice. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Section 7.3.       Written Consent. Subject to the special rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by holders of record on the record date, as determined in accordance with the Bylaws, of outstanding shares of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, or otherwise in any manner permitted by the NRS, these Articles or the Bylaws.

ARTICLE VIII
LIMITATION OF LIABILITY of Directors and officers; INDEMNIFICATION

Section 8.1.       Limitation of Liability. The liability of directors and officers of the Corporation is hereby eliminated or limited to the fullest extent permitted by the NRS. Without limiting the effect of the preceding sentence, if the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of these Articles inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

Section 8.2.       Indemnification.

(A)	For purposes of this Section 8.2, (i) “Indemnitee” shall mean each director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (as defined below), by reason of the fact that he or she is or was a director, officer, employee or agent (including, without limitation, as a trustee, fiduciary, administrator or manager) of the Corporation or any predecessor entity thereof, or is or was serving in any capacity at the request of the Corporation as a director, manager, officer, employee or agent (including, without limitation, as a trustee, fiduciary, administrator, partner, member or manager) of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise; and (ii) “Proceeding” shall mean any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative, or investigative.

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(B)	Each Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of the State of Nevada, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that such Indemnitee either is not liable pursuant to NRS 78.138 or acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to NRS 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal proceeding he or she had reasonable cause to believe that his or her conduct was unlawful. The Corporation shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for any amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Except as so ordered by a court and for advancement of expenses pursuant to this Section 8.2, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. Notwithstanding anything to the contrary contained in these Articles, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

(C)	Indemnification pursuant to this Section 8.2 shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent of the Corporation or any predecessor entity thereof or a director, officer, employee, agent, partner, member, manager or fiduciary of, or to serve in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise and shall inure to the benefit of his or her heirs, executors and administrators.

(D)	The expenses of Indemnitees must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as such expenses are incurred and in advance of the final disposition of the Proceeding, upon receipt of an undertaking by or on behalf of such Indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that an Indemnitee is successful on the merits or otherwise in defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

(E)	The Corporation may, by action of the Board of Directors and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees.

(F)	The rights to indemnification provided in this Article VIII shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of these Articles or the Bylaws, agreement, vote of stockholders or directors, or otherwise.

Section 8.3.       Effect of Amendment or Repeal. Neither any amendment nor repeal of any section of this ARTICLE VIII, nor the adoption of any provision of these Articles or the Bylaws of the Corporation inconsistent with this ARTICLE VIII, shall eliminate or reduce the effect of this ARTICLE VIII in respect of any matter occurring, or any proceeding accruing or arising or that, but for this ARTICLE VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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ARTICLE IX
iNAPPLICABILITY OF CERTAIN STATUTES

The Corporation hereby expressly elects not to be governed by the provisions of NRS 78.411 to 78.444, inclusive, including any successor statutes thereto.

ARTICLE X
LIMITED WAIVER OF JURY TRIALS

To the fullest extent not inconsistent with any applicable U.S. federal laws, any and all “internal actions” (as defined in NRS 78.046) must be tried in a court of competent jurisdiction in the State of Nevada before the presiding judge as the trier of fact and not before a jury. This Article X shall conclusively operate as a waiver of the right to trial by jury by each party to any such internal action.

ARTICLE XI
DEEMED NOTICE AND CONSENT; SEVERABILITY

Section 11.1.          Severability. If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles (including, without limitation, each portion of any paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of these Articles (including, without limitation, each such portion of any paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from individual liability to the fullest extent permitted under Nevada law.

Section 11.2.          Deemed Notice and Consent. To the fullest extent permitted by law, each and every natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) these Articles, (b) the Bylaws and (c) any amendment to these Articles or the Bylaws enacted or adopted in accordance with these Articles, the Bylaws and applicable law.

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ARTICLE XII
AMENDMENT OF ARTICLES

Section 12.1.          Amendment of Articles. The Corporation reserves the right to amend or repeal any provision contained in these Articles in the manner prescribed by the laws of the State of Nevada and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of these Articles or any provision of law that might otherwise permit a lesser vote, the Board, acting pursuant to a resolution adopted by a majority of the Board, and the affirmative vote of two-thirds (66-2/3%) of the outstanding voting power of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Sections 4.2(A) and 4.3(B) of Article IV, Article V, Article VI, Article VII, Article VIII, or this Article XII of these Articles.

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed these Amended and Restated Articles of Incorporation, certifying that the facts herein stated are true, this 20th day of August, 2026.

By: /s/ David Wachsman

Name: David Wachsman

Title: President

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